Exhibit 10.1
2019 - 2021
Executive Performance Plan
Terms and Conditions

Awards: The Performance Shares will be earned on the Vesting Date (as defined below) as determined by the Board, with any unearned Performance Shares being forfeited without notice on the Vesting Date. The performance measures are Organic Net Sales Growth and Total Shareholder Return (TSR) relative to Index Group over a three-year period as described in the 2019-2021 Executive Performance Plan Overview (the “Overview”).
Grant Date: February 22, 2019
Performance Period: The Company’s 2019-2021 fiscal years.
Vesting: Performance Shares are earned and vest on the Board meeting that occurs closest to the third anniversary of the grant date, which Board meeting shall occur in the same calendar year as the third anniversary of the grant date, provided the recipient remains continuously employed from the grant through such date (the “Vesting Date”), except as otherwise provided herein.
Upon the death, Disability or Retirement of a Participant prior to the Vesting Date, Performance Shares will continue to vest and the Participant will be eligible for a prorated award upon vesting. In such cases, the factor for proration will be calculated by dividing the total number of days in the Performance Period by the number of days the Participant was actively employed (including weekends, holidays and vacation during the period of active employment) during the Performance Period. For example, if a Participant is actively employed during the entire year of the first fiscal year of the Performance Period, but retires on the first day of the second fiscal year of the Performance Period, the pro-ration factor will be 33% calculated by dividing days actively employed (365) by the total number of days in the Performance Period (1,099). Participants will forfeit, without further notice and effective as of their date of termination any unvested Performance Shares if their employment terminates prior to the Vesting Date for any reason other than death, Disability or Retirement.
This Executive Performance Plan (“EPP”) award will be void and will have no force and effect if the Participant is terminated, retired, on long-term disability, on a severance leave of absence or otherwise not an active employee on the date of grant. Notwithstanding the preceding sentence, an employee who initially becomes eligible for this 2019-2021 Executive Performance Plan after the grant date and during the first year of the Performance Period may receive a prorated EPP award for the Performance Period upon vesting. In such cases the factor for proration will be the same as the factor used for proration for a Participant for whom death, Disability or Retirement occurs during the Performance Period.
This Performance Share partially vests if your employment terminates because of death, Disability (as defined in the Plan) or Retirement.  Retirement under the Plan is the same as the employee’s defined benefit pension-based eligibility criteria for those that receive a defined benefit pension from the Company.  If you do not have a defined benefit pension from the Company, Retirement means you terminate employment with the Company on or after you have attained age 55 with at least five years of service with the Company and your combined age and years of service equal at least 65.  For example, an employee who has attained age 55 and 7 months and who has 9 years and 8 months of service will have a combined age and service over 65.
Change in Control: Notwithstanding the above, in the event of a Change in Control, all Performance Shares will fully vest immediately as of the Change in Control and will be considered fully earned and will be payable at target promptly as practicable following the Change in Control if the awards have not been assumed or replaced by a Substitute Award, as defined below. The Compensation and Talent Management Committee of the Board of Directors of Kellogg Company (the “Committee”) may adjust the Performance Shares earned to the extent the Organic Net Sales Growth and TSR relative to Index Group performance at that date exceeds the target specified in the Overview, but in no case will the Performance Shares earned be less than the target.
An award will qualify as a Substitute Award (“Substitute Award”) if it is assumed by any successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Committee preserves the existing value of the outstanding Performance Shares at the time of the Change in Control and provide vesting, payout terms, performance goals and performance period, as applicable, that are at least as favorable to Participants as vesting, payout terms, performance goals and performance period applicable to the Performance Shares (including the terms and conditions that would apply in the event of a subsequent Change in Control).
If and to the extent that Performance Shares are assumed by the successor corporation (or affiliate, person or other entity thereto) or are replaced with Substitute Awards, then all such Substitute Awards shall remain outstanding and be governed by their respective terms and the provisions of the applicable plan.
If the Performance Shares are assumed or replaced with a Substitute Award and the Participant’s employment with the Company is thereafter terminated by (i) the Company or successor, as the case may be, for any reason other than cause; or (ii) a Participant eligible to participate in the Kellogg Company Change of Control Severance Policy for Key Executives, for Good Reason (as defined in that Policy), in each case, within the two-year period commencing on the date of the Change in Control, all Substitute Awards for that Participant will fully vest immediately as of the date of the Participant’s termination and will be considered fully earned and will be payable at target promptly as practicable following the termination of employment.
Administration: As soon as administratively possible after the Vesting Date, or the Change in Control, whichever is applicable, but in any event within the same calendar year as the Vesting Date or the Change in Control, the number of net shares of the Company’s common stock earned will be deposited into a Merrill Lynch account. After the shares of Common Stock are deposited following the Vesting Date, Participants can contact Merrill Lynch at 1-866-866-4050 or 1-609-818-8669 (outside of the U.S., Canada or Puerto Rico), or the Merrill Lynch Grand Rapids Office at 1-877-884-4371 or 1-616-774-4252 (outside the U.S., Canada or Puerto Rico) for customer service.
Dividends: If cash dividends are declared and paid on Kellogg Company common stock prior to the date the Performance Share award is vested, an amount equal to the cash dividends payable on the Kellogg Company common stock represented by the Performance Share award will be converted as of the dividend payment date to the equivalent number of whole shares of Kellogg Company common stock, including fractional shares, and credited to a bookkeeping account maintained for the participant’s benefit ("Dividend Equivalent Units").  Cash dividends declared and paid on the Kellogg Company common stock represented by Dividend

Equivalent Units prior to the date the Dividend Equivalent Units are vested shall also be credited to the participant’s account and converted to Kellogg Company common stock in the same manner as dividends with respect to Performance Share awards.  Upon the vesting of the Performance Shares, the amount of Dividend Equivalent Units that vest will be adjusted in the same manner as the corresponding Performance Shares and be paid in shares of Kellogg Company common stock (rounded up to the nearest whole number of shares).  If the Performance Shares partially vest as the result of the participant’s death, Disability or Retirement, the Dividend Equivalent Units will vest in the same proportion that the corresponding Performance Shares vest.  Dividend Equivalent Units attributable to forfeited Performance Shares shall also be forfeited.
Voting: Performance Shares are not entitled to any voting rights until after they are vested and shares of the Company’s Common Stock are deposited in a Merrill Lynch account for the Participant (net of taxes). As soon as administratively possible after that occurs, the Participant will be entitled to voting rights on such shares of the Company’s Common Stock.
Taxes: Prior to the delivery of any shares of Company Common Stock in settlement of Performance Shares, the Company shall have the power and right to deduct or withhold or require the Participant to remit to the Company an amount sufficient to satisfy any federal, state, local, or foreign taxes of any kind which the Company in its sole discretion deems necessary to be withheld or remitted to comply with any applicable law, rule, or regulation. Participants will be deemed to have elected to pay the withholding taxes owed by allowing the Company to withhold shares on the Vesting Date (and delivering to the Participant the net shares of the Company’s common stock) having a Fair Market Value equal to the amount sufficient to satisfy the Company’s statutory withholding obligations. The Participant is responsible for paying Participant’s taxes that result from the granting or vesting of the Performance Shares. Taxes include, but are not limited to, Federal taxes, social insurance or FICA taxes, state and local taxes, and any other tax, if applicable.
Communication: Target awards will be communicated to Participants during the salary planning communication in late February or early March 2019. Participants will receive confirmation of the actual number of Performance Shares earned during the first quarter of the 2021 calendar year.
Registration: Upon the depositing of the shares of the Company’s Common Stock in the Merrill Lynch account, the shares of the Company’s Common Stock will be registered in the Participant’s name. Participants can change the registration of the shares by calling Merrill Lynch.
Disposition at Vesting: After the shares of the Company’s Common Stock are deposited in the Merrill Lynch account in the Participant’s name, the Participant can leave the shares with Merrill Lynch, ask Merrill Lynch to sell the shares, have a certificate issued to the Participant or have the shares electronically transferred to another broker.
Benefits: Income from the EPP will not be included in earnings for the purposes of determining benefits, including pension, S&I, disability, life insurance and other survivor benefits.
Insiders: After the Performance Shares vest and the net shares of Company Common Stock are deposited in the Participant’s Merrill Lynch account, any Participant who is an insider cannot dispose of the shares of Common Stock without prior approval of the Legal Department.

Recoupment: If at any time (including after the Vesting Date or after payment), the Committee, including any person authorized pursuant to Section 3.2 of the 2017 Long-Term Incentive Plan (the “Plan”) (any such person, an “Authorized Officer”):

(a)
reasonably believes that a Participant has engaged in “Detrimental Conduct” (as defined below), then the Committee or an Authorized Officer may suspend the Participant’s right to participate in the Executive Performance Plan pending a determination of whether the Participant has engaged in Detrimental Conduct;

(b)
determines the Participant has engaged in “Detrimental Conduct” (as defined below), then the grant of Performance Shares under the Plan and all rights thereunder shall terminate immediately without notice effective the date on which the Participant engages in such Detrimental Conduct, unless terminated sooner by operation of another term or condition of this document or the Plan; and/or

(c)
determines the Participant has engaged in “Detrimental Conduct” (as defined below), then the Participant may be required to repay to the Company, in cash and upon demand, any payment of Performance Shares under the EPP made during and after the plan year in which the Detrimental Conduct occurred.

The return of EPP payment under paragraph (c) is in addition to and separate from any other relief available to the Company due to the Participant’s Detrimental Conduct.
For any Participant who is an executive officer for purposes of Section 16 of the Exchange Act, any determination of whether the Participant has engaged in an act of fraud or intentional misconduct during the Participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements shall be made by the Committee and shall be subject to the review and approval of the Board of Directors.
If a Participant voluntarily leaves employment of the Company or any of its subsidiaries within one (1) year of the Vesting Date to work for a direct competitor of the Company or any of its subsidiaries, or if a Participant directly or indirectly solicits, hires, or otherwise encourages any present, former, or future employee of the Company or any of its subsidiaries within one (1) year of the Vesting Date, then the value of the Performance Shares on the Vesting Date, less any tax withholding or tax obligations, but without regard to any subsequent market price decrease or increase, shall be immediately due and payable in cash by the Participant without notice, to the Company.
The rights contained in this paragraph shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).
Detrimental Conduct: “Detrimental Conduct” means conduct that is contrary or harmful to the interest of the Company or any of its subsidiaries, including, but not limited to, (i) conduct relating to the Participant’s employment for which either criminal or civil penalties against the Participant may be sought, (ii) breaching the Participant’s fiduciary duty or deliberately disregarding any of the Company’s (or any of its subsidiaries’) policies or code of conduct, (iii) violating the Company’s insider trading policy or the commission of an act or omission which causes the Participant or the Company to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which the Company is a member, including statutory disqualification, (iv) disclosing or misusing any confidential information or material concerning the Company or any of its subsidiaries, (v) participating in a hostile takeover attempt of the Company, (vi) engaging in an act of fraud or intentional misconduct during the Participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements, or (vii) conduct resulting in a financial loss to the Company or any of its subsidiaries even though the Company is not required to or does not actually restate all or any portion of its financial statements.
Other Plan Provisions: The 2019-2021 EPP was adopted under the Plan and is subject to all the provisions of the Plan, including those related to the ability of the Board of Directors to amend the Plan, the EPP or any awards thereunder. Nothing in this summary, the Overview, or the Plan shall confer upon the Participant any right of continued employment. Capitalized terms not defined herein shall have the meaning given such term in the Plan.

These terms and conditions are subject to the provisions of the Kellogg Company 2017 Long Term Incentive Plan document and any additional terms and conditions as determined by the Committee.
Date: February 2019